Exhibit 10.1

ADVISORY SERVICES AGREEMENT

THIS ADVISORY SERVICES AGREEMENT (the “Agreement”), is made and entered into as of the 5th day of March, 2014 (the “Effective Date”), by and between HELMERICH & PAYNE, INC. (the “Company”) and Hans C. Helmerich (“Helmerich”).

W I T N E S S E T H:

WHEREAS, Helmerich possesses extensive expertise and experience in the area of oil and gas contract drilling;

WHEREAS, Helmerich has agreed to provide certain advisory services to the Company and to receive payment therefor pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein, the parties agree as follows:

1.                                      Term.  The term of this Agreement shall be March 5, 2014 to February 28, 2017 (the “Term”) unless terminated earlier as provided herein.

2.                                      Services.  During the Term of this Agreement, Helmerich shall provide advice and counsel on those matters identified by the Company’s Board of Directors.  It is anticipated that Mr. Helmerich shall provide advice on corporate strategy and business development as well as supporting stakeholder relations.  It is estimated that Helmerich will provide approximately 35 hours of services to the Company per month.  Helmerich shall not be prevented from engaging in other consulting projects or endeavors which are not in direct conflict with the business of the Company or its subsidiaries or his duties under this Agreement.

3.                                      Fee.

(a)         In consideration for the performance of the services described in Section 2 hereof, during the Term, Helmerich shall be paid a monthly fee as described below, payable at the end of each month:

•                  $41,667 monthly (March 2014 through February 2015)

•                  $33,333 monthly (March 2015 through February 2016)

•                  $25,000 monthly (March 2016 through February 2017)

(b)         Expenses.  Helmerich shall be entitled to receive reimbursement for all reasonable business and travel expenses incurred for the benefit of the Company (including first class travel for international air flights), all under and in accordance with the policies, practices and procedures of the Company as approved and interpreted by the Board of Directors.

4.                                      Independent Contractor.  Helmerich is retained by the Company as an independent contractor and not as an “agent” or “employee” of the Company.  During the Term of this Agreement, Helmerich shall hold himself out as an independent contractor and not as an “agent” or “employee” of the Company.  Accordingly, the Company will not provide nor will it be responsible to pay for, wages or benefits to Helmerich pursuant to this Agreement.  Further, Helmerich shall be responsible for withholding of applicable federal and state income tax and such other insurance and payroll deductions as required by law.  Helmerich is responsible, where necessary, to secure at his sole cost, worker’s compensation insurance, disability benefits or any other insurance as may be required by law.

5.                                      Indemnity.  The Company shall indemnify and hold harmless Helmerich against and in respect of any and all damages, claims, losses, expenses, costs, obligations and liabilities (including reasonable attorney’s fees) incident to any suit, action, investigation, claim or proceeding which Helmerich may incur or may suffer as a direct result of providing services pursuant to this Agreement; provided, that the foregoing indemnification shall not include or apply to any loss or liability arising out of any act or omission of Helmerich which resulted from his fraud, gross negligence or willful misconduct or breach or default under this Agreement.

6.                                      Compliance with Applicable Laws.  During the Term of this Agreement, Helmerich will comply with all applicable laws, rules and regulations with regard to his performance of services hereunder.

7.                                      Termination.

(a)                                 Expiration.  This Agreement shall terminate, without further action of the parties hereto, upon the expiration of the Term as provided in Section 1.

(b)                                 Early Termination.  Either party can terminate this Agreement at any time for any reason upon 60 days prior written notice to the other party.

(c)                                  Death or Disability.  This Agreement will immediately terminate upon the death or disability of Helmerich.

8.                                      Obligations of Company Upon Termination.  If this Agreement is terminated as provided in Section 7 above, then this Agreement shall terminate without further obligation to Helmerich, other than those obligations accrued or earned by Helmerich as of the date of termination.  In the event of termination, Helmerich shall return all property of Company within thirty (30) days of termination.

9.                                      Confidentiality.  All information received by Helmerich regarding the Company including its business, operations, trade secrets or assets shall be confidential and shall not be disclosed to any third party except as specifically required for Helmerich to perform his services under this Agreement.

10.                               Successors and Binding Effect.

(a)                                 Assignment.  This Agreement shall not be assignable by either party without prior written consent of the other party.

(b)                                 Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective personal or legal representatives, executors, administrators and successors.

11.                               Miscellaneous.

(a)                                 Construction.  This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Oklahoma.

(b)                                 Headings.  The captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

(c)                                  Amendment.  This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors, assigns or the legal representatives as the case may be.

(d)                                 Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid.  Notices and communications shall be effective when actually received by the addressee unless otherwise specifically provided in this Agreement.

(e)                                  Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement.

(f)                                   No Waiver.  The failure of either party to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

(g)                                  Entire Agreement.  This Agreement contains the entire understanding of the Company and Helmerich with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

HELMERICH & PAYNE, INC.

By	/s/ John W. Lindsay
JOHN W. LINDSAY, PRESIDENT & CEO

/s/ Hans C. Helmerich
HANS C. HELMERICH